Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF FORMATION OF

AXIOM SOLUTIONS INTERNATIONAL, INC.

Axiom Solutions International, Inc., a for-profit corporation organized and existing under the laws of the State of Texas (the “Corporation”), hereby certifies as follows:

(1)

The Corporation was originally formed as a corporation incorporated under the laws of the State of Delaware under the name “Archer SpinCo, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 7, 2026 (the “Delaware Corporation”). The principal place of business of the Delaware Corporation was 12515-8 Research Blvd, Suite 300, Austin, TX 78759.

(2)

The Delaware Corporation was converted into a Texas for-profit corporation under the name “Axiom Solutions International, Inc.” on September 10, 2026 pursuant to a plan of conversion under which the Delaware Corporation converted into the Corporation by filing a certificate of conversion and certificate of formation (the “Original Certificate of Formation”) with the Secretary of State of the State of Texas. The file number assigned to the Corporation by the Secretary of State is 806791094.

(3)

This Amended and Restated Certificate of Formation (the “Amended and Restated Certificate of Formation”) amends and restates the Original Certificate of Formation in its entirety. Each amendment made by this Amended and Restated Certificate of Formation has been made in accordance with the Texas Business Organizations Code (the “TBOC”), and each such amendment and this Amended and Restated Certificate of Formation have been duly adopted in accordance with the provisions of the TBOC, including Section 3.059 therein, and approved in the manner required by the TBOC and the governing documents of the Corporation.

(4)

This Amended and Restated Certificate of Formation accurately states the text of the Original Certificate of Formation and each amendment thereto that is in effect, as further amended by this Amended and Restated Certificate of Formation, and does not contain any other changes in the Original Certificate of Formation except for information omitted under Section 3.059 of the TBOC.

ARTICLE I

ENTITY NAME, TYPE, AND INITIAL MAILING ADDRESS

The name of the Corporation is Axiom Solutions International, Inc.. The Corporation is a for-profit corporation. The initial mailing address of the Corporation is 12515-8 Research Blvd., Ste. 300, Austin, TX 78759.

ARTICLE II

REGISTERED AGENT AND REGISTERED OFFICE

The name of the registered agent of the Corporation is C T Corporation System. The address of the registered agent and the registered office address is 1999 Bryan Street, Suite 900, Dallas, TX 75201.

ARTICLE III

PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the TBOC.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The total authorized number of shares of capital stock of the Corporation shall be [•] shares, consisting of (i) [•] shares of Preferred Stock, of the par value of $0.0001 per share (the “Preferred Stock”), and (ii) [•] shares of Common Stock, of the par value of $0.0001 per share (the “Common Stock”).

ARTICLE V

PREFERRED STOCK AND COMMON STOCK

The following is a statement fixing certain of the designations and powers, voting powers, preferences, and relative, participating, optional or other rights of the Preferred Stock and the Common Stock, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the board of directors of the Corporation (the “Board of Directors”) to fix any such provisions not fixed by this Amended and Restated Certificate of Formation:

2

Section 5.1 Preferred Stock.

(a) Subject to obtaining any required shareholder votes or consents provided for herein or in any Preferred Stock Series Resolution (as defined below), the Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issue of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The number of shares, designations and powers, voting powers, preferences, and relative, participating, optional or other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such powers, preferences and/or rights (collectively, the “Series Terms”), shall be such as are stated and expressed in a resolution or resolutions providing for the creation of such Series Terms (a “Preferred Stock Series Resolution”) adopted by the Board of Directors or a committee of the Board of Directors to which such responsibility is specifically and lawfully delegated, and set forth in a certificate of designation filed with the Secretary of State of the State of Texas in accordance with Section 21.156 of the TBOC (a “Certificate of Designations”). The powers of the Board of Directors to determine the Series Terms of a particular series (any of which powers may by resolution of the Board of Directors be specifically delegated to one or more of its committees, except as prohibited by law) shall include, but not be limited to, determination of the following:

(1) The number of shares constituting that series and the distinctive designation of that series;

(2) The dividend rate (if any) on the shares of that series, whether such dividends, if any, shall be cumulative, and, if so, the date or dates from which dividends payable on such shares shall accumulate, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon occurrence of such events as the Board of Directors shall determine;

(5) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including their relative rights of priority, if any, of redemption, the date or dates upon or after which they shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(8) The conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or senior thereto, with respect to dividends or distribution of assets upon liquidation;

(9) The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation; and

(10) Any other designations, powers, preferences, and rights, including, without limitation, any qualifications, limitations, or restrictions thereof.

In addition, to the extent permitted by Sections 21.155 and 21.156 of the TBOC, the Board of Directors is expressly authorized, by resolution and the filing of a Certificate of Designations with the Secretary of State of the State of Texas, to increase or decrease the number of shares of any series of Preferred Stock, subject to the limitations set forth in the TBOC, and, if no shares of a series of Preferred Stock are outstanding, the Board of Directors may by resolution delete such series from the certificate of formation or amend the Series Terms of such series, subject to the limitations set forth in the TBOC.

(b) To the fullest extent permitted by the TBOC, any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside this Amended and Restated Certificate of Formation and the Preferred Stock Series Resolution; provided, that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in this Amended and Restated Certificate of Formation or in the Preferred Stock Series Resolution.

(c) Subject to the provisions of this Article V and to obtaining any required shareholder votes or consents provided for herein or in any Preferred Stock Series Resolution, the issuance of shares of one or more series of Preferred Stock may be authorized from time to time as shall be determined by and for such consideration as shall be fixed by the Board of Directors or a designated committee thereof, in an aggregate amount not exceeding the total number of shares constituting any such series or the total number of shares of Preferred Stock authorized by this Amended and Restated Certificate of Formation. Except in respect of series particulars fixed by the Board of Directors or its committee as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical, and all shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

Section 5.2 Common Stock. The Common Stock shall consist of a single class and shall have the voting powers, preferences, designations, rights, qualifications, limitations or restrictions set forth below:

(a) Dividends. Subject to the provisions of any Preferred Stock Series Resolution, if any, outstanding at any time:

(1) Dividends on the Common Stock may be declared and paid out of the assets of the Corporation legally available therefor.

(2) The holders of Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, stock or other securities or property of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of the assets of the Corporation legally available therefor.

(b) Liquidation and Dissolution.

(1) In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and payment or provision for payment of any preferential amount due to the holders of Preferred Stock or any other class or series of stock as to payments upon dissolution of the Corporation, the holders of shares of Common Stock shall be entitled to receive their proportionate interests in the assets of the Corporation remaining for distribution to holders of stock.

(2) Neither (i) the consolidation or merger of the Corporation with or into any other Person or Persons, (ii) a transaction or series of related transactions that results in the transfer of more than 50% of the voting power of the Corporation nor (iii) the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 5.2(b).

(c) Voting Rights. Each holder of record of Common Stock shall be entitled to one (1) vote per share of Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote. Except (A) as may otherwise be provided in this Amended and Restated Certificate of Formation, or (B) as may otherwise be required by the laws of the State of Texas, the holders of shares of Common Stock will vote as one class with respect to the election of directors and with respect to all other matters to be voted on by shareholders of the Corporation. Except as provided in this Amended and Restated Certificate of Formation or the laws of the State of Texas, no class or series of Common Stock shall be entitled to vote as a separate class or series on any matter, including in connection with any “fundamental action” or any “fundamental business transaction” (each as defined in the TBOC). Without limiting the generality of the foregoing, the holders of shares of Common Stock will vote as one class with respect to any proposed amendment to this Amended and Restated Certificate of Formation that (i) would increase (x) the number of authorized shares of Common Stock, (y) the number of authorized shares of Preferred Stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established, or (ii) decrease (x) the number of authorized shares of Common Stock, (y) the number of authorized shares of Preferred Stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established (but, in each case, not below the number of shares of such class or series of capital stock then outstanding), and no separate class or series vote of the holders of shares of any class or series of capital stock of the Corporation will be required for the approval of any such matter. To the maximum extent permitted by the TBOC, but subject to the rights, if any, of the holders of Common Stock or Preferred Stock as specified in this Amended and Restated Certificate of Formation (including Article XII (Amendment of Certificate of Formation)) or in any certificate of designation, the affirmative vote of at least two-thirds of the voting power of all of the then-issued and outstanding shares of stock entitled to vote on the matter, voting together as a single class, shall be sufficient to approve, authorize, adopt, or to otherwise cause the Corporation to take, or affirm the Corporation’s taking of, any “fundamental action” or any “fundamental business transaction” (each as defined in the TBOC). When voting as a single class, no class of shares that does not have voting rights shall have any right to participate in such vote.

(d) Equal Status. The shares of Common Stock shall have the same rights and privileges and rank equally, share ratably on a per share basis and be identical in all respects as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), each holder of Common Stock shall have the right to receive, or the right to elect to receive, the same amount and form of consideration, if any, on a per share basis, as each other holder of Common Stock, and (ii) in the event of (x) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (y) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of Common Stock shall have the right to receive, or the right to elect to receive, the same amount or form of consideration on a per share basis as each other holder of Common Stock.

(e) Senior, Parity or Junior Stock.

(1) Whenever reference is made in this Article V to shares “ranking senior to” another class or series of stock or “on a parity with” another class or series of stock, such reference shall mean and include all other shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over, or rank equally with, as the case may be, the rights of the holders of such other class or series of stock. Whenever reference is made to shares “ranking junior to” another class or series of stock, such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation are junior and subordinate to the rights of the holders of such class or series of stock.

(2) Except as otherwise provided herein or in any Preferred Stock Series Resolution, each series of Preferred Stock shall rank on a parity with each other series of Preferred Stock and each series of Preferred Stock shall rank senior to the Common Stock. Except as otherwise provided in any Preferred Stock Series Resolution, the Common Stock shall rank junior to the Preferred Stock.

(f) Reservation and Retirement of Shares.

(1) The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible.

(2) Unless otherwise provided in a Preferred Stock Series Resolution with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

(g) No Preemptive Rights. Subject to the provisions of any Preferred Stock Series Resolution, no holder of shares of stock of the Corporation shall have any preemptive or other rights, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock of the Corporation; but, subject to the provisions of any Preferred Stock Series Resolution, such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock of the Corporation may be issued or disposed of by the Board of Directors to such Persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

Section 5.3 Transfer Taxes. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of a certificate or certificates (or book-entry shares) representing any shares of capital stock and/or other securities on conversion or redemption of shares of Preferred Stock pursuant to this Article V or any Preferred Stock Series Resolution. The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of a certificate or certificates (or book-entry shares) representing any shares of capital stock and/or other securities in a name other than that in which the shares of Preferred Stock so converted or redeemed were registered, and no such issue or delivery will be made unless and until the Person requesting the same has paid to the Corporation or its transfer agent the amount of any such tax, or has established to the satisfaction of the Corporation or its transfer agent that such tax has been paid.

Section 5.4 Special Meetings of Shareholders. Special meetings of the shareholders may be called at any time by (i) the Chairperson of the Board of Directors, (ii) a majority of the authorized number of directors, (iii) to the extent required by the TBOC, the President, or (iv) the holders of not less than 20% of the voting power of the Corporation’s then issued and outstanding shares of stock entitled to vote at such special meeting. Special meetings of the shareholders shall be held in accordance with the Bylaws. Advance notice of shareholder nominations for the election of directors and of any other business to be brought by shareholders before any meeting of the shareholders shall be given in the manner provided in the Bylaws.

ARTICLE VI

BOARD OF DIRECTORS

(a) Director Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by this Amended and Restated Certificate of Formation or the Bylaws, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Each director shall be entitled to cast one (1) vote.

(b) Directors. The number of directors currently constituting the Board of Directors is [•] ([•]) and their names and addresses are as follows:

Name	Address
1. Revathi Advaithi	12515-8 Research Blvd, Suite 300, Austin, TX 78759
2. [•]	[•]
3. [•]	[•]

(c) Number of Directors; Vacancies; Removal. The number of directors that constitutes the entire Board of Directors shall be determined in accordance with the Bylaws. Any newly created directorship on the Board of Directors that results from an increase in the number of directors may be filled in any manner permitted by the TBOC, including by the affirmative vote of a majority of the Board of Directors then in office; provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled in any manner permitted by the TBOC, including by the affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of a majority of the voting power of all of the then-issued and outstanding shares of stock entitled to vote generally at an election of directors, voting together as a single class.

(d) Election of Directors. Except with respect to any director elected separately by the holders of one or more series of Preferred Stock, at any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of Common Stock shall be required, and shall be sufficient, to constitute a quorum for the election of directors.

ARTICLE VII

TERMS FOR DIRECTORS

The directors, other than those who may be elected by the holders of any series of Preferred Stock as specified in the related Preferred Stock Series Resolution, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the initial term of office of the first class to expire at the first annual meeting of shareholders following the effective date of this Amended and Restated Certificate of Formation, the initial term of office of the second class to expire at the second annual meeting of shareholders following the effective date of this Amended and Restated Certificate of Formation, and the initial term of office of the third class to expire at the third annual meeting of shareholders following the effective date of this Amended and Restated Certificate of Formation, with each director to hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal, and the Board of Directors shall be authorized to assign members of the Board of Directors, other than those directors who may be elected by the holders of any series of Preferred Stock, to such classes. At each annual meeting of shareholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal. Elections of the members of the Board of Directors need not be by written ballot unless the Bylaws shall so provide.

Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor unless otherwise determined by the Board of Directors. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VIII

SHAREHOLDER ACTION BY WRITTEN CONSENT

Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions to be so taken, is signed by the holders of stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted, in a manner that complies with the requirements of the TBOC. Such written consent shall be delivered to the Corporation in the manner set forth in the Bylaws or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings are recorded.

ARTICLE IX

AMENDMENT OF BYLAWS

Subject to any limitations set forth in this Amended and Restated Certificate of Formation and to obtaining any required shareholder votes or consents required hereby, the Board of Directors is expressly authorized to amend, alter or repeal the Bylaws, in whole or in part, or adopt new Bylaws, without any action on the part of the shareholders in any manner not inconsistent with applicable law; provided, that Bylaws adopted or amended by the Board of Directors and any powers thereby conferred may be amended, altered or repealed by the shareholders subject to any limitations set forth in this Amended and Restated Certificate of Formation.

ARTICLE X

DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION

(a) Limitation of Liability. To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for such liability as is expressly not subject to limitation under the TBOC, as the same exists or may hereafter be amended to further limit or eliminate such liability. Any repeal or amendment of this Article X by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate of Formation inconsistent with this Article X, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the personal liability of officers or directors) and shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(b) Indemnification. Each person who was or is a party, is threatened to be made a party to, or is otherwise involved in, as a witness or otherwise, any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative and whether formal or informal, including any and all appeals (hereinafter a “proceeding”), by reason of the fact that he or she is or was or has agreed to become a director or an officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, fiduciary, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted by such person in any such capacity or in any other capacity while serving or having agreed to serve as a director, officer, employee or agent (hereinafter an “indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the TBOC, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the TBOC permitted the Corporation to provide prior to such amendment), from and against all loss and liability suffered and expenses (including, without limitation, attorneys’ fees, costs and expenses), judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement actually and reasonably incurred by or on behalf of an indemnitee in connection with such proceeding, and such indemnification shall continue as to an indemnitee who has ceased to serve in the capacity which initially entitled such indemnitee to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, that, except as provided in Article X(d) with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors; provided, further, that the Corporation shall not be obligated under this paragraph (b): (i) to indemnify an indemnitee under this Amended and Restated Certificate of Formation for any amounts paid in settlement of a proceeding unless the Corporation consents to such settlement; or (ii) to indemnify an indemnitee for any disgorgement of profits made from the purchase or sale by indemnitee of securities of the Corporation under Section 16(b) of the Exchange Act.

In addition, subject to Article X(e), the Corporation shall not be liable under this Article X to make any payment of amounts otherwise indemnifiable hereunder (including, without limitation, judgments, fines and amounts paid in settlement) if and to the extent that the indemnitee has otherwise actually received such payment under this Article X or any insurance policy, contract, agreement or otherwise.

(c) Indemnification of Employees and Agents. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in this Article X.

(d) Right to Bring Suit. If a written claim for advancement and payment of expenses received by the Corporation from or on behalf of an indemnified party under this Article X is not paid in full by the Corporation within ninety days after such receipt, or if a written claim for indemnification following final disposition of the applicable proceeding received by the Corporation by or on behalf of an indemnified party under this Article X is not paid in full by the Corporation within ninety days after such receipt, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the TBOC for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the TBOC, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(e) Non-Exclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of this Amended and Restated Certificate of Formation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

(f) Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the TBOC.

(g) Severability. If this Article X or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by any applicable portion of this Article X that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE XI

CORPORATE OPPORTUNITIES

To the fullest extent permitted by the TBOC and subject to any express agreement that may from time to time be in effect, the Corporation acknowledges and agrees that any Covered Person may, and shall have no duty not to, (i) invest in, carry on and conduct, whether directly or indirectly or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, shareholder, equityholder or investor in any Person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or any of its Subsidiaries, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its Affiliates, and/or (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by the TBOC, the Corporation renounces any interest or expectancy to participate in any business or investments of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Corporation, any subsidiary or their respective shareholders for breach of any fiduciary duty solely by reason of such Person’s participation in any such business or investment. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this provision in the manner specified or permitted by the TBOC.

The Corporation hereby expressly acknowledges and agrees in the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person outside of such Covered Person’s capacity as an officer or director of the Corporation and (y) the Corporation or any Subsidiary, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation or any Subsidiary. To the fullest extent permitted by the TBOC, the Corporation hereby renounces any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except for any corporate opportunity which is expressly offered to a Covered Person in writing solely in such Covered Person’s capacity as a director or officer of the Corporation or any Subsidiary, and waives any claim against each Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Corporation, any Subsidiary or their respective shareholders for breach of any fiduciary duty solely by reason of the fact that such Covered Person (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other Person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another Person or (C) does not communicate information regarding such corporate opportunity to the Corporation or such Subsidiary; provided, in each such case, that any corporate opportunity which is expressly offered to a Covered Person in writing solely in such Covered Person’s capacity as a director or officer of the Corporation shall belong to the Corporation. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this provision and as permitted by the TBOC, except to the extent that a Covered Person is determined by a final, non-appealable order of a Texas court having competent jurisdiction (or any other judgment which is not appealed in the applicable time) to have breached this Article XI, in which case any such advanced expenses shall be promptly reimbursed to the Corporation.

ARTICLE XII

AMENDMENT OF CERTIFICATE OF FORMATION

Subject to obtaining any required shareholder votes or consents provided for herein or in any Preferred Stock Series Resolution, the Corporation shall have the right, from time to time, to amend this Amended and Restated Certificate of Formation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or shareholder of the Corporation by this Amended and Restated Certificate of Formation or any amendment hereof are conferred subject to such right. In lieu of the vote required under Section 21.364 of the TBOC and subject to any other vote required by this Amended and Restated Certificate of Formation, the affirmative vote of shareholders holding at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of this Amended and Restated Certificate of Formation.

ARTICLE XIII

EXCLUSIVE FORUM; WAIVER OF JURY TRIAL

(a) Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (i) the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or shareholder of the Corporation to the Corporation or the Corporation’s shareholders, (C) any action asserting a claim against the Corporation or any current or former director, officer, employee or shareholder of the Corporation arising pursuant to any provision of the TBOC or this Amended and Restated Certificate of Formation or the Bylaws, (D) any action asserting a claim against the Corporation or any director or officer or shareholder of the Corporation governed by the internal affairs doctrine, (E) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, or (F) any other action or proceeding in which the Business Court of the State of Texas has jurisdiction, shall be the Texas Business Court in the Third Business Court Division of the State of Texas (the “Austin Business Court”) (or, if the Austin Business Court lacks jurisdiction or otherwise may not, or may decline to, hear the applicable cause of action, the Texas Business Court in the First Business Court Division of the State of Texas (the “Dallas Business Court”) or, if the Dallas Business Court lacks jurisdiction or otherwise may not, or may decline to, hear the applicable cause of action, the United States District Court for the Western District of Texas, Austin Division (the “Federal Court”) or, if the Federal Court lacks jurisdiction or otherwise may not, or may decline to, hear the applicable cause of action, the state district court of Travis County, Texas), and (ii) the Federal Court (or, if the Federal Court lacks jurisdiction or otherwise may not, or may decline to, hear the applicable cause of action, any other federal district court of the United States) shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law. Any Person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XIII.

(b) JURY TRIAL WAIVER. TO THE FULLEST EXTENT PERMITTED BY THE TBOC, UNLESS THE CORPORATION CONSENTS IN WRITING TO A JURY TRIAL, THE CORPORATION AND EACH SHAREHOLDER, DIRECTOR, OFFICER AND EMPLOYEE OF THE CORPORATION HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THAT THE CORPORATION OR SUCH PERSON MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, COUNTERCLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM ARISING OUT OF OR RELATING TO ANY “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC, AND EACH SHAREHOLDER AGREES THAT SUCH SHAREHOLDER’S HOLDING OR ACQUISITION OF SHARES OF STOCK OF THE CORPORATION OR, TO THE EXTENT PERMITTED BY LAW, OPTIONS OR RIGHTS TO ACQUIRE SHARES OF STOCK OF THE CORPORATION FOLLOWING THE ADOPTION OF THIS AMENDED AND RESTATED CERTIFICATE OF FORMATION CONSTITUTES SUCH SHAREHOLDER’S INTENTIONAL AND KNOWING WAIVER OF ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH CLAIMS.

ARTICLE XIV

OWNERSHIP THRESHOLD FOR DERIVATIVE PROCEEDINGS

The Corporation affirmatively elects to be governed by Section 21.419 of the TBOC and any successor provision thereto. No shareholder or group of shareholders may institute or maintain a derivative proceeding brought on behalf of the Corporation against any director and/or officer of the Corporation in his or her official capacity, unless the shareholder or group of shareholders, at the time the derivative proceeding is instituted, beneficially owns a number of shares of common stock sufficient to meet an ownership threshold of at least three percent of the outstanding shares of the Corporation. If the TBOC is amended after the effective date of this Amended and Restated Certificate of Formation to increase the maximum allowable minimum ownership threshold required to bring a derivative proceeding, the ownership threshold set forth in this Article XIV shall automatically increase to match the maximum allowable minimum ownership threshold allowed under the TBOC, without any further action by the Corporation or its shareholders.

ARTICLE XV

CERTAIN DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article XV will have, for all purposes of this Amended and Restated Certificate of Formation, the meanings herein specified:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “Affiliated” has a meaning correlative to the foregoing.

“Amended and Restated Certificate of Formation” means this Amended and Restated Certificate of Formation, as it may be amended from time to time.

“beneficially owns” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Bylaws” means the bylaws of the Corporation, as amended or restated from time to time in accordance with this Amended and Restated Certificate of Formation.

“Convertible Securities” means any securities of a Person that are convertible into, or exercisable or exchangeable for, securities of such Person or any other Person, whether upon conversion, exercise or exchange at such time or a later time or only upon the occurrence of certain events.

“Covered Person” means any director or officer of the Corporation or any of its subsidiaries who is also a director, officer, employee, managing director or other Affiliate of Flex or any of its subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Flex” means Flex Ltd., a Singapore public company limited by shares.

“outstanding,” when used with respect to shares of Common Stock, will include, without limitation, the shares of Common Stock, if any, held by any subsidiary of the Corporation, except as otherwise provided by applicable law with respect to the exercise of voting rights. No shares of Common Stock (or Convertible Securities that are convertible into or exercisable or exchangeable for Common Stock) held by the Corporation in its treasury will be deemed outstanding.

“Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity, or a government or any agency or political subdivision thereof.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

ARTICLE XVI

EFFECTIVENESS; EXECUTION

The undersigned affirms that the person designated as registered agent in this Amended and Restated Certificate of Formation has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the Corporation to execute the filing instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Axiom Solutions International, Inc. has caused this Amended and Restated Certificate of Formation to be executed by its duly authorized officer on this [•] day of [•], [•].

AXIOM SOLUTIONS INTERNATIONAL, INC.

By:
Name: [•]
Title: [•]

[Signature Page to Amended and Restated Certificate of Formation]